                                                                     EXHIBIT 2.1


                                                                     Translation
                                                              Original in French

                                                                   July 10, 1995



                         MEMORANDUM OF UNDERSTANDING

                                 RELATING TO

                            THE TRANSFER OF SHARES



                                   BETWEEN



                              LYONNAISE DES EAUX


                                     AND



                               ________________

                                 (Purchaser)





                            _______________, 1995
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                         MEMORANDUM OF UNDERSTANDING

                                 RELATING TO

                            THE TRANSFER OF SHARES


BY AND BETWEEN THE UNDERSIGNED:

LYONNAISE DE EAUX S.A., a societe anonyme [share corporation] with a registered capital of FRF 3,407,276,100, having its registered office at 72, avenue de la Liberte, 92000 Nanterre, registered in the Nanterre Commercial Registry under Number B 542 062 559, and represented by Mr. Philippe Brongniart, hereinafter referred to as "LDE"),

                                                        Party of the first part

AND

SERVICE CORPORATION INTERNATIONAL, a Company registered under the Law of Texas, with a registered capital of $200,000,000, having its registered office at 1929 Allen Parkway, Houston, Texas 77019, PO Box 130548, or any affiliate it may substitute and represented by Mr. Robert L. Waltrip, the Chairman of the Board and Chief Executive Officer.

hereinafter referred to as "Purchaser"),

                                                        Party of the second part



  RECITALS

Whereas, LDE holds 1,247,439 shares (hereinafter, the "Shares") representing approximately 51.23% of the capital of Omnium de Gestion et de Financement, a societe anonyme with a registered capital of 243,483,100 [French] francs, having its registered office at 66, boulevard Richard Lenoir, 75011 Paris, registered in the Paris Commercial Registry under Number 542 076 799 ("OGF") and whose shares are listed on the second market of the Paris Bourse;

Whereas, OGF holds 1,224,626 shares representing approximately 64.98% of the capital of Pompes Funebres Generales, a societe anonyme with a registered capital of 94,220,300 [French] francs, having its registered office at 66, boulevard Richard Lenoir, 75011 Paris,




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registered in the Paris Commercial Registry under Number 542 065 792 ("PFG")
and whose shares are listed on the over the counter market of the Paris
Bourse;

Whereas, OGF and PFG hold certain assets and equity interests related to the operation of funeral services in France and abroad;

And Whereas, Purchaser has informed LDE that it is interested in acquiring the totality of the Shares, and the Parties have entered into this Memorandum of Understanding in order to determine their respective commitments regarding the sale and purchase of the Shares.

NOW, THEREFORE, IT HAS BEEN AGREED AS FOLLOWS:

ARTICLE 1 - COMMITMENTS

1.1 COMMITMENTS OF THE PURCHASER

  The Purchaser undertakes to file a proposed tender offer for the totality of the equity securities in OGF ("OGF Tender Offer") according to Articles 5.2.1 and seq. of the General Regulations of the Conseil des Bourses de Valeurs
  (CBV), subject to the fulfillment of the conditions set forth in Article 2 below.

  The Purchaser reserves, in application of Article 5.2.5 of the General Regulations of the CBV, the right to withdraw its offer in the case where the number of the OGF securities tendered in response to said offer represents less than 66.67% of the voting rights of OGF.

  The opening and the implementation of the OGF Tender Offer is subordinated to the fulfillment of the conditions precedent set forth in Article 2 below.

  Purchaser shall be fully responsible for the statutory and regulatory obligations resulting for Purchaser from this tender offer, pursuant, inter alia, to the General Rules of the Conseil des Bourses de Valeurs [Securities Exchange Board, a self-regulatory organization overseeing French Bourses]. Purchaser here and now agrees to fully satisfy such obligations and in particular to file a tender offer on PFG's shares.

1.2 COMMITMENTS OF LDE

  LDE undertakes irrevocably and unconditionally, to tender the totality of the equity securities of OGF which it holds (the "Shares") to the OGF Tender Offer filed by the Purchaser and such, in the case where one or several competing tender offer have been declared acceptable by the CBV as long as the Purchaser shall make a higher bid than such competing offers.




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  LDE undertakes to provide to the Purchaser all necessary assistance with relevant administrative authorities for the implementation of the entire transaction and to assist Purchaser in securing the tender of a many shares of OGF and PFG so that the Purchaser may, to the maximum extent possible, acquire more than 95 percent of the voting rights thereof.

  LDE undertakes that its representatives at the Board of Directors of OGF shall issue a favorable recommendation on the OGF Tender Offer initiated by the Purchaser and LDE will make its best efforts that the other members issue a similar recommendation;

  LDE undertakes that the representatives of OGF at the Board of Directors of PFG shall issue a favorable recommendation on the PFG Tender Offer initiated by the Purchaser and will make its best effort that the other members issue a similar recommendation. LDE undertakes that OGF shall not tender the PGF securities that it holds, to the OGF Tender Offer.

  LDE undertakes to obtain from one or several PFG shareholders other than OGF, that they tender a number of PFG shares to the public offer initiated by the Purchaser in application of Article 5-3-7 of the General Rules of the CBV in order that the Purchaser holds at least 66.67% of the voting rights of PFG.

  LDE undertakes that the Purchaser will have the ability to meet with the management of the Companies when this agreement will be disclosed to the public.

  LDE undertakes that the Purchaser shall have the ability to make site visits to different operational locations that the Purchaser will choose in consultation with LDE.

  LDE will ensure to that the auditors of OGF and PFG agree to co-operate with the Purchaser and its auditors as soon as possible on the preparation of financial statements required by the Purchaser to be filed with the Security Exchange Commission.

1.3 PRICE

  The price offered will be 950 French francs per OGF share.

1.4 PRIOR TRANSFER OF SHAREHOLDINGS HELD BY OGF IN THE COMPANIES OF THE LDE
    GROUP.

  The parties agree, at the latest, on the settlement date for the delivery of the securities tendered to the OGF Public Offer (hereinafter the "Transfer Date"), that the Shareholdings held by OGF in companies directly or indirectly controlled by LDE as indicated in Appendix 1.4, will be transferred to LDE or any other company that will be substituted for LDE, at a price equal to their net accounting value as set forth in OGF's financial statements for the 1994 fiscal year, as indicated in Appendix 1.4 and with respect to the 9,090 Metropole Television (M6) shares held by OGF at a price equal to






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  the average first trading price of the M6 shares during the previous 30 trading days (and including) the Transfer Date.

ARTICLE 2 - CONTRIBUTION OF SUPPLEMENTAL SHARES AND CONDITIONS PRECEDENT

  The opening and the execution of the OGF Tender Offer are subject to the following conditions precedent being fulfilled on or before November 15, 1995:

  (i) approval decision from the Insurance Department of the Ministry of Economic Affairs and Finance regarding the indirect change of control of Groupe Auxia, a societe anonyme governed by the Insurance Code and having its registered office at 18, allee Darius Milhaud, 75019 Paris; and

  (ii) explicit or tacit approval of the contemplated transfer from the Treasury Department of the Ministry of Economic Affairs and Finance under direct foreign investments in France.

  (iii) the approval of the OGF Tender Offer filed by the Purchaser on the terms and conditions mentioned on this agreement from the Conseil des Bourses de Valeurs (CBV).

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES BY LDE

LDE hereby represents and warrants that at the date hereof:

3.1  EXISTENCE, LEGAL CAPACITY, POWER

  OGF and PFG (hereinafter [collectively] referred to as the "COMPANIES") as well as their main subsidiaries listed in Appendix B hereto (the "MAIN SUBSIDIARIES") are duly organized and existing under the laws and regulations applicable to them and are in good standing in regard to such laws and regulations.

  The Companies and Main Subsidiaries possess all necessary powers and the full requisite legal capacity to conduct their activities in the manner in which they are currently conducted.

  The Companies and Subsidiaries, other than those stated in Appendix B, are not parties to any shareholders agreement, voting rights agreement, joint venture agreement or any agreement with competitors in order to affect the competition.





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3.2 CAPITAL STRUCTURE

  The shares of the Companies and of the Main Subsidiaries were validly issued and are fully paid-up, freely transferable, and free of any security interests, prior claims, pledges, escrow agreements, charges, options, liens, or other rights in favor of third parties, whether written or oral.

  Apart from 42,363 certificates of deposit and certificates of voting rights issued by OGF and currently valid, the Companies and Main Subsidiaries have neither issued nor put into circulation any shares, ordinary bonds, bonds convertible into or redeemable by shares or other securities of the Companies and Subsidiaries.

  Except for the stock option plans described in Appendix 3.2, the Companies or Main Subsidiaries have not granted any option or other title confering the right to subscribe for, purchase, or acquire any shares, ordinary bonds, convertible bonds, or bonds capable of being redeemed in, or exchanged for, shares or other securities of the Companies or Main Subsidiaries.

3.3 TRANSFER OF THE SHARES

  The Shares represent approximately 51.23% of the capital of OGF and 59.98% of the voting rights therein. LDE owns the Shares and has the right to transfer them without any restriction whatsoever and possesses full power and authority to execute and perform this Memorandum of Understanding and all other deeds and instruments relating hereto.

  For the Purchaser, the transfer of the Shares to Purchaser shall not entail any other responsibilities or obligations to the other shareholders of OGF or to the shareholders of PFG than those resulting from application of the stock exchange regulations in force as of the Transfer Date.

3.4 FINANCIAL STATEMENTS

  The consolidated income statements and balance sheets and accounts (and notes thereto) of the Companies and Main Subsidiaries for the fiscal years ended December 31, 1992, 1993, and 1994 (hereinafter collectively referred to as the "FINANCIAL STATEMENTS") have been published and certified by the statutory auditors of each of the Companies and Main Subsidiaries concerned.

  LDE represents that The Financial Statements for 1994 are complete and accurate, and faithfully reflect the financial position of the Companies and the Main Subsidiaries. The same rules and accounting methods have been applied during the above-mentioned three fiscal years with the exception of the modification provided in Appendix 3.4.

  The operating results at the date of April 30, 1995 is profitable.






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  The Companies and Subsidiaries have made no off balance sheet commitments not included in the notes to the accounts described in this Article or in Appendix 3.4bis.

  On June 30, 1995 OGF had at its disposal a net cash position as defined in Appendix 3.4ter of an amount in excess of FF 780 million.

  The need of the consolidated net working capital as defined in Appendix 3.4 quater, on June 1995, will not have varied since December 31, 1994 as a result of actions the sole purpose of which would have been to artifically increase the cash position.

3.5 NO MAJOR CHANGES

  Between December 31, 1994 and the Date of this agreement, the Companies and Main Subsidiaries have been managed under normal conditions and, consistent with their practices during the last three fiscal years, and, specifically have not undertaken any disposition or acquisition of any significant tangible or intangible assets for an amount in excess of FF2 million except as stated in Appendix 3.5, have not accorded any salary increases and have not taken any measures beyond the normal course of the companies' business as conducted during the said fiscal years. Furthermore, the Companies and the Main Subsidiaries shall not have decided to distribute and have not distributed dividends for 1994 and 1995 fiscal years other than those shown in Appendix 3.5bis.

3.6 TAXES AND SOCIAL SECURITY CHARGES

  Subject to the exceptions stated in the Financial Statements and subject to the Tax and Social Security reassessments which the Companies and Main Subsidiaries have been the subject of since January 1, 1992 as described in Appendix 3.6:

  (i) the Companies and Main Subsidiaries have filed all requisite tax returns and customs declarations with the proper government authorities in the prescribed form and in a timely manner, and have filed all declarations and schedules required by the social security bodies; and certify the exactitude of their contents and in full accordance with the legislation and regulations in force;

  (ii) the Companies and Main Subsidiaries have paid, in a timely manner, all taxes, levies, and contributions owed by them, or have booked appropriate provisions in that respect according to rules of prudence and pursuant to custom;

3.7 INSOLVENCY

  None of the Companies or Main Subsidiaries has suspended payments or entered into a scheme of conciliation with its creditors, nor is any of them in judicial reorganization, or liquidation, or is threatened with becoming the object of such proceedings.






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3.8   ASSETS

  The Companies and Main Subsidiaries have good title to all of the assets shown in their accounts. Each asset of which the amount is in excess of FF1 million, is not encumbered by any pledge, guarantee, security or other charge except for the financing for the acquisition of certain assets as stated in Appendix 3.8.

3.8.1 REAL ESTATE ASSETS

  The Real Estate Operating Assets, as listed in Appendix 3.8.1, and the other properties directly or indirectly owned by the Companies and Main Subsidiaries, or which they are entitled to acquire (pursuant to leasing agreements or undertakings to sell) or are under an obligation to acquire (pursuant to undertakings to purchase), as listed in Appendix 3.8.1 bis,
  (i) are suitable for the uses for which they are intended, and (ii) are not the subject of, nor threatened with being the subject of, any expropriation proceeding or any zoning plan that could in any way restrict their use except as stated in Appendix 3.8.1ter.

3.8.2 TRADEMARKS AND OTHER INDUSTRIAL PROPERTY RIGHTS

  The Companies and Main Subsidiaries own, or are duly licensed to use exclusively all of the main trademarks, designs, patents, manufacturing processes and any other property rights used by them, as listed in Appendix 3.8.2.

  All of the trademarks and other industrial property rights held by the Companies and the Main Subsidiaries are now, and at the Transfer Date shall be, duly protected according to the regulations in force. Neither the Companies nor the Main Subsidiaries are susceptible to infringe any third-party industrial or intellectual property rights.

3.9   LITIGATION

  Save as stated in Appendix 3.9, no judicial, administrative, or arbitration proceedings, claim, investigation, or any injunction, in which the amount claimed in any one proceeding exceeds two hundred thousand (200,000) [French] francs have been initiated against the Companies or Main Subsidiaries, and no such proceedings are threatened inter alia on the basis of similar facts for which proceedings are pending, against the Companies or Main Subsidiaries.

3.10  COMPLIANCE WITH REGULATIONS AND CONTRACTS

  The Companies and Main Subsidiaries: can validly engage in and pursue their business activities, without restriction;

  They comply, with all laws and regulations applicable to their business activities and specifically in environmental matters; and hold all licenses, permits, and authorizations required for the conduct of their business activities except as stated in Appendix 3.10.







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  Such licenses, permits, and authorizations are in full force and effect and no proceedings to revoke or restrict any of them are pending or threatened.

  The Companies and Main Subsidiaries have carried out all publicity, declarations, registrations, filings, and other formalities required under the applicable regulations for the conduct and continuation of their activities.

  No main agreement concluded by the Companies or the Main Subsidiaries may be fully terminated for reason of a change in control of the Companies or the Main Subsidiaries.

  LDE represents that there are no contracts or agreements directly or indirectly binding LDE to the Companies or Main Subsidiaries, except as stated in Appendix 3.10.3. Such agreements or contracts shall be terminated without any compensation or maintained in force under the same terms and conditions except for the agreements stated in Appendix 3.10-2 which could be fully terminated at the Transfer Date, both at the exclusive request of the Purchaser, the Companies or Main Subsidiaries. Furthermore, any receivables or other obligations owed by LDE or any company within the LDE group are repayable on demand from the Companies or the Main Subsidiaries.

3.11 WAGES AND SALARIES

  The Companies and the Main Subsidiaries have not entered into any contract with any of their employees and/or legal representatives which, in the event of termination, provides for a longer notice period or for greater compensation [severance pay] than the notice period or compensation [severance pay] provided for by law or by the applicable collective bargaining agreements, save as stated in Appendix 3.11.

  LDE undertakes to bear all the compensation which would be paid by the Companies should the current OGF Chairman leave OGF.

3.12 LOANS AND GUARANTEES

  Neither the Companies nor their Main Subsidiaries have granted any loan, advance, suretyship, endorsement, or guarantee, in any form whatsoever, to any director, officer, employee, or shareholder of the Companies or Main Subsidiaries except as stated in Appendix 3.12.

3.13 INSURANCE

  Each of the Companies and Main Subsidiaries is adequately insured for all its property and operations. The insurance policies taken out are consistent with those usually taken out in the relevant business sector.

  Since January 1, 1992, no premium has been increased because of any loss sustained by each of the Companies or Subsidiaries in respect of their activities.





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3.14 MANAGEMENT UNTIL THE TRANSFER DATE

 Until the date of publication of the notice issued by the Societe des Bourses Francaises announcing the result of the OGF Tender Offer (the "Transfer Date"), LDE agrees that the Companies and Main Subsidiaries shall be managed with due care and diligence and in the normal course of business and that the Companies and Main Subsidiaries shall not make any investment or disinvestment out of the normal course of business and for an amount in excess of FF2 million.

 LDE undertakes that the OGF management do their best efforts for filing in due time with the State Representative accreditation's applications required by Law number 93-23 of January 8, 1993 relating to the operations of external funeral services and its Decrees with the relevant authorities.

 LDE declares that the Companies meet all the necessary criterion as are required by Law to obtain the proper accreditations.

ARTICLE 4 - IMPLEMENTATION

4.1 INDEMNIFICATION

A. In addition to the commitment stated in Article 3.11, LDE agrees to indemnify Purchaser, according to the terms hereinafter defined, for any loss sustained by Purchaser as a result of, for each of the Companies and/or the Main Subsidiaries, (i) any supplementary liabilities or any deficiency of assets having an origin or cause prior to December 31, 1994 that should be triggered by a third party claim and (ii) any inaccuracy in any of the representations and warranties made under Article 3 hereof, such representations and warranties being considered as extended until the Transfer Date.

B. The following provisions shall be taken into account in determining the amount of any compensation payable by LDE:


    (a) The amount of the sums due shall be based on the liabilities actually remaining for the account of the Companies after taking into consideration the actual decrease of taxes on the Companies due for the current fiscal year for which the supplementary liabilities or insufficiency of assets will have been accounted for.

        Any tax adjustments of whatever nature which translate into a mere time-lag in assessment (or which result in a mere transfer of profit from one fiscal year to another) are excluded from the scope of this Contract insofar as they do not translate into a definitive charge in principal, only the penalties, or late-payment interest would result in indemnification.





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    (b) The indemnification shall be reduced by any amount of the reserves shown on the Financial Statement for 1994 other than the reserves for contengencies shown under the Headings "aleas divers" (in the amount of FF 47,061,000), which shall have become without any object. The amount of the reduction related to the reserves shown under the headings "Provisions pour impots et cotisations latents" (in the amount of FF 4,592,000) shall be determined by taking into account the amount of percentage of OGF's capital transferred by LDE.

    (c) The indemnification of the Purchaser shall be entire irrespective of the percentage of OGF's capital transferred by LDE and the percentage of PFG's capital held by OGF as of the Transfer Date except for the tax reassessments for which the indemnification shall be determined by taking into account the percentage of the OGF's capital transferred by LDE.

C. LDE's indemnification obligation shall be limited to FF100,000,000 and shall become effective only if the cumulated amount of the sums, computed as provided hereinabove, exceeds 60 million francs and for the portion of the amount in excess of the latter sum; provided further, only those claims which individually give rise to a right to indemnification in excess of FF100,000 shall be taken into account.

D. As soon as Purchaser becomes aware of the existence of any event or claim capable of bringing this warranty into play, Purchaser shall inform LDE thereof, by registered letter with return receipt requested sent to LDE or to such person as LDE may designate for such purpose, so that LDE may take action to defend its interests; generally, Purchaser shall forward as soon as possible all correspondence and documents relating to such claims to LDE and inform it of all telephone conservations or communications, and, more generally, do whatever is required to place LDE in a position to usefully defend its interests.

E. More specifically, should Purchaser receive notice of a tax or social security audit, Purchaser shall inform LDE thereof, by registered letter with return receipt requested, within 15 days of receipt of the notice, and shall obtain LDE's opinion and/or arguments prior to any communication with the administrative authority. In such case, LDE shall be entitled to be assisted, at its own expense, by such adviser as it may select, in order to follow the proceedings in progress.

F. Generally, Purchaser - acting in its own name and on behalf of the companies and the Main Subsidiaries, in respect of whose actions Purchaser gives its personal guarantee - agrees not to compromise, settle, or submit to arbitration, any matters capable of involving LDE's liability under this warranty, without having obtained LDE's liability under this warranty, without having obtained LDE's prior consent; similarly, Purchaser agrees to initiate or defend, or cause those Companies and Main Subsidiaries concerned to initiate or defend, all judicial or administrative proceedings, and to continue such proceedings to their end if LDE so requires, and even without being so required, in the event of emergency, in order to avoid being barred or





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   pre-empted, so as to reserve at all times LDE's rights and limit LDE's exposure to liability, including indirect liability.

   In exercising the rights expressly conferred on it under this paragraph, LDE shall take the corporate interests of the Companies and the Main Subsidiaries into account. In the event of any disagreement as to the pursuit of proceedings, LDE shall advance such sums to the Companies and Main Subsidiaries as are required by the latter to continue the said judicial or administrative proceedings.

G. In the event that Purchaser breaches the obligations set forth in paragraphs D, E, and F hereinabove, this warranty shall ipso facto become invalid as far as the claim or litigation capable of being covered by this warranty is concerned. This invalidity shall not be against the Purchaser unless LDE establishes that the failure of the above-mentioned obligations by the Purchaser have caused it prejudiced LDE interests damage.

4.2   PERIOD

  Calls under this warranty may be made:

  - for amounts payable in respect of tax, customs, or social security liabilities: for a period that will end six months after expiration of the tax, customs, and social security limitation periods;

  - for the payment of all other amounts that may prove owing: until December 31, 1996.

  Any claims received after expiration of the above time periods shall be ineffectual.

4.3   ASSIGNMENT

  The rights and obligations provided for herein cannot be assigned, delegated, or transferred, in any way whatsoever, by either Party to a third party without the express prior written consent of the other Party.

ARTICLE 5 - MISCELLANEOUS

5.1   NOTICES

  All notices, claims, demands, and other communications under or in connection with this Agreement shall be sent by registered letter with return receipt requested, or by facsimile or telex confirmed by registered letter with return receipt requested, to the following addresses:






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  If to Purchaser:
  Attention:
  JP MORGAN & Cie
  Directeur du Departement Juridique
  21 Place du Marche St Honore
  75001 Paris

  If to LDE:

  Attention: __________________
  Lyonnaise des Eaux
  72, avenue de la Liberte
  92000 Nanterre

  The date of the receipt of the notice or communication shall be the date of receipt of the registered letter with return receipt requested.

5.2 APPENDICES AND RECITALS

  All of the Appendices and Recitals are an integral part of this Agreement, with which they form a single and indivisible whole.

5.3 SEVERABILITY

  Should any court or authority of any branch declare any provision of this Agreement to be illegal, void, or unenforceable, such provision shall be ineffective before the said court of authority but shall not affect the remaining clauses [hereof] or the legality or enforceability [of this Agreement].

5.4 ENTIRE AGREEMENT

  This Agreement constitutes the entire and sole agreement of the Parties as to the subject-matter hereof. Consequently, it supersedes all prior contracts, agreements, exchanges of letters, or verbal agreements, if any, between the Parties relating to the same subject-matter. No amendment or modificiation to this Agreement shall be valid unless in writing and signed by [both] Parties.

5.5 GOVERNING LAW - DISPUTES

  This Agreement shall be governed by and construed in accordance with French law.



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  All disputes arising from the validity, interpretation, performance, and/or non-performance of this Agreement shall be submitted to the exclusive jurisdiction of the Paris Commercial Court.

Executed at _______________,

this _____________ day of _______________, 19___,

in _____________ counterparts.

              LDE                                 Purchaser


           _____________________                ______________________





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                                  APPENDICES
                      TO THE MEMORANDUM OF UNDERSTANDING
                      RELATING TO THE TRANSFER OF SHARES

                ---------------------------------------------



Appendix 0                  Powers of attorney of Mr. Philippe Brongniart and
                            Mr. Robert L. Waltrip for signature of the Memorandum of Understanding relating to the Transfer of shares

Appendix 1.4                List and net accounting values as set forth in
                            OGF's financial statements for the 1994 fiscal year of the shareholdings held by OGF to be transferred to LDE prior to the Transfer Date.

Appendix A                  List of OGF's subsidiaries and consolidated and
                            non-consolidated shareholdings, including:

                            - List of consolidated companies
                            - List of non-consolidated shareholdings
                            - List of companies consolidated by equivalence
                            - List of subsidiaries and shareholdings

Appendix B                  List of Main Subsidiaries of the OGF/PFG Group.

Appendix 3.1                List of Shareholders Agreements, Voting Rights
                            Agreements, Joint Venture Agreements or any
                            Agreements with Competitors limiting their activities, concluded by the Companies and the Main
                            Subsidiaries.

Appendix 3.2                Stock Option plans for OGF and PFG shares of the
                            Companies and Main Subsidiaries.




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Appendix 3.4              Changes in the Accounting Methods of the Companies
                          intervening during the 1992, 1993 and 1994 fiscal years.

Appendix 3.4 bis          Off balance sheet commitments not included in the
                          appendix of the Financial Statements.

Appendix 3.4 ter          Definition of a consolidated net cash position.

Appendix 3.4 quater       Definition of the need of the net working capital

Appendix 3.5              List of investments for an individual amount greater
                          than 2 million French Francs carried out by the
Main                      Companies and Subsidiaries during the first semester
                          of 1995 and the measures beyond the normal course of the Companies and Main Subsidiaries business.

Appendix 3.5 bis          Dividends for which distribution has been decided or
                          which have been distributed during the 1994 fiscal year to the benefit of persons other than the Companies or Main Subsidiaries.

Appendix 3.6              Exceptions to the compliance with tax declarations
                          payments and social security declarations, including a recapitulative note related to tax controls dated
                          June 8, 1995 and a recapitulative note (included in Appendix 1) related to social security (URSSAF) reassessments, dated January 2, 1995.

Appendix 3.8.1            List of real estate operating assets owned by the
                          Companies or Main Subsidiaries.

Appendix 3.8.1 bis        Follow-up of Real Estate purchases.

Appendix 3.8.1. ter       Limitations to the use of real estate operating
                          assets by the Companies and Main Subsidiaries.





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

Appendix 3.8.2           List of the main trademarks, designs, patents and
                         manufacturing processes used by the Companies and the Main Subsidiaries.

Appendix 3.9             Judicial, administrative or arbitration proceedings,
                         claims, investigations in which the amount claimed is greater than 200,000 French Francs.

                         - Claims before the Labor Court (Conseil des
                         Prud'hommes) in which the risk incurred is greater than 200,000 French Francs.

                         - Summarized presentation of CGSM operation.

                         - SFEC - OGF deal.

                         - Competition claims for which the risk is greater than 200,000 French Francs

                         - DEMEMORIS - LESCARCELLE deal

                         - Note dated June 12, 1995 and table dated December 19, 1994 on the procedure in progress before the Competition Council and concerning the Companies of the PFG group.

                         - Tax proceedings, claims and investigations (see Appendix 3.6).

Appendix 3.10            Specific information on the compliance by Companies
                         and Main Subsidiaries of applicable laws and regulations (see Appendix 3.9).

Appendix 3.11            List of contracts for an employee and/or legal
                         representative which provides for a longer notice period and for greater compensation [severance pay] in the event of termination than that provided for by law or by the applicable bargaining agreement.

                         Including, Amendments dated October 25, 1994 to the employment contracts of:

                         Mr. Thierry Hernandez (Financial Director)
                         Mr. Bruno Grison (International Director)
                         Mr. Jean-Michel Debono (OGF General Manager)
                         Mr. Louis-Charles Galle (General Secretary)
                         Mr. Claude Hosten (Director of Human Resources)
                         Mr. Michel Penon (General Director of Auxia)
                         Mr. Maxime Dubois-Violette (General Director of Logistics)
                         Mr. Bernard Bouleau (President and General Director of PF South East)

Appendix 3.12            List of Loans, advances, suretyships, endorsements or
                         guarantees granted by the Companies or Main
                         Subsidiaries to directors, officers, employees or shareholders of the Companies or Main Subsidiaries.





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

                                                                   Translation
                                                            Original in French

                    ADDITIONAL MEMORANDUM OF UNDERSTANDING

                      RELATING TO THE TRANSFER OF SHARES



                                   BETWEEN



                              LYONNAISE DES EAUX



                                     AND


                      SERVICE CORPORATION INTERNATIONAL

                                 (Purchaser)










                                July 12, 1995




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


                    ADDITIONAL MEMORANDUM OF UNDERSTANDING

                      RELATING TO THE TRANSFER OF SHARES

BY AND BETWEEN THE UNDERSIGNED:

LYONNAISE DE EAUX S.A., a societe anonyme [share corporation] with a registered capital of FRF 3,407,276,100, having its registered office at 72, avenue de la Liberte, 92000 Nanterre, registered in the Nanterre Commercial Registry under N degrees B 542 062 559, and represented by Mr. Philippe Brongniart, duly authorized, hereinafter referred to as "LDE").

                                                       Party of the first part
AND

SERVICE CORPORATION INTERNATIONAL, a Company registered under the Law of Texas, with a registered capital of $200,000,000, having its registered office at 1929 Allen Parkway, Houston, Texas 77019, PO Box 130548, or any affiliate it may substitute and represented by Mr. Robert T. Waltrip, the Chairman of the Board and Chief Executive Officer, duly authorized.

hereinafter referred to as "PURCHASER"),

                                                      Party of the second part

RECITALS

Whereas, LDE holds 1,247,439 shares (hereinafter, the "SHARES") representing approximately 51.23% of the capital of Omnium de Gestion et de Financement, a societe anonyme with a registered capital of 243,483,100 [French] francs, having its registered office at 66, boulevard Richard Lenoir, 75011 Paris, registered in the Paris Commercial Registry under N degrees 542 076 799 ("OGF") and whose shares are listed on the second market of the Paris Bourse;

Whereas, OGF holds 1,224,626 shares representing approximately 64.98% of the capital of Pompes Funebres Generales, a societe anonyme with a registered capital of 94,220,300 [French] francs, having its registered office at 66, boulevard Richard Lenoir, 75011 Paris, registered in the Paris Commercial Registry under N degrees 542 065 792 ("PFG") and whose shares are listed on the over the counter market of the Paris Bourse;




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


Whereas, OGF and PFG hold certain assets and equity interests related to the operation of funeral services in France and abroad;

And Whereas, Purchaser has informed LDE that it is interested in acquiring the totality of the Shares, and the Parties have entered into a Memorandum of Understanding dated on July 10, 1995 (the "Agreement") in order to determine their respective commitments regarding the sale and purchase of the Shares.

Since July 10, 1995, the Parties have met together and the Purchaser has informed LDS that it is interested in acquiring the block of control representing all the Shares (hereinafter "OGF Block of Control") as soon as the Purchaser will have obtained the authorizations mentioned in article 2 below, and in any event, at the time of the opening of the simplified tender offer implemented by the price guarantee procedure [garantie de cours] on the OGF equity-securities initiated by the Purchaser (hereinafter "OGF Tender Offer").

The Agreement is supplemented and/or modified by the following provisions, the other provisions of the Agreement remaining valid.

NOW, THEREFORE, IT HAS BEEN AGREED AS FOLLOWS:


ARTICLE 1 - COMMITMENTS

1.1 COMMITMENTS OF THE PURCHASER

 The Purchaser undertakes to acquire from LDE, the OGF Block of Control subject to the fulfilment of the conditions set forth in Article 2 below.

 Purchaser shall be fully responsible for the statutory and regulatory obligations resulting for Purchaser from this acquisition of the OGF Block of Control, pursuant, inter alia, to the General Rules of the Conseil des Bourses de Valeurs [Securities Exchange Board, a self-regulatory organization overseeing French Bourses]. Purchaser here and now agrees to fully satisfy such obligations and in particular to file a proposed simplified tender offer implemented by the price guarantee procedure on OGF's shares in deleting the withdrawal condition of obtaining more than two-thirds of the voting rights of OGF provided in the Agreement, and on PFG's shares.

1.2 COMMITMENTS OF LDE

 LDE undertakes to sell to the Purchaser the OGF Block of Control subject to the fulfilment of the conditions set forth in Article 2 below.

 LDE undertakes that a Board of Directors of OGF and PFG will be convened in order that such meetings may take place immediately following the trading of the Block of Control





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
  which is to be completed on the Transfer Date as defined in Article 1.4 below, and the respective agendas of both meetings of the Board of Directors of OGF and PFG will provide on one hand, of the resignation of the following OGF Directors (Mr. Philippe Brongniart, Claude Gaudin, Claude-Pierre Brossolette, Bernard Prades in the official capacity of representing LDE and Mr. Claude Vincent in the official capacity of representing SSIMI) and on the other hand, of the resignation of the following PFG Directors (Mr. Philippe Brongniart, Claude Gaudin, Bernard Prades and Jean-Michel Debono), and the adoptation of five (5) Directors proposed by the Purchaser for OGF and four
  (4) Directors proposed by the Purchaser for PFG.

1.3   PRICE

  The Price at which the OGF Block of Control will be sold from LDE to the Purchaser will be 950 French francs per OGF share.

  The buying order and the selling order shall be placed by the same Stockbroker firm chosen conjointly in order that the delivery of the shares occurs outside of the RELIT System.

  The above mentioned amount shall be payed in full in exchange for the delivery of the shares immediately after its trading.

  Each of the parties shall bear the respective cost for the sale and purchase of the OGF Block of Control.

1.4   TRANSFER DATE

  The Transfer of the OGF Block of Control shall take place at the date determined by the Societe des Bourses Francaises (SBF) after obtaining the authorizations mentioned in Article 2 below (hereinafter the "Transfer Date"). The Transfer Date as determined in this agreement nullifies and or substitutes the one defined in Article 1.4 of the Agreement.

ARTICLE 2 - CONDITIONS PRECEDENT

  The Transfer of the OGF Block of Control is subject to the following conditions precedent being fulfilled on or before November 15, 1995:

  (i) approval decision from the Insurance Department of the Ministry of Economic Affairs and Finance regarding the indirect change of control of Groupe Auxia, a societe anonyme governed by the Issurance Code and having its registered office at 18, allee Darius Milbaud, 75019 Paris; and

  (ii) explicit or tacit approval of the contemplated transfer from the Treasury Department of the Ministry of Economic Affairs and Finance under direct foreign investments in France.

ARTICLE 3 -- MISCELLANEOUS

3.1  NOTICES

  All notices, claims, demands, and other communications under or in connection with this Agreement shall be sent by registered letter with return receipt requested, or by facsimile or telex confirmed by registered letter with return receipt requested, to the following addresses:

  If to Purchaser:
  Attention:
  JP MORGAN & Cie
  Directeur du Departement Juridique
  21 Place du Marche St Honore
  75001 Paris

  If to LDE:

  Attention: Monsieur le Secretaire General
  Lyonnaise des Eaux
  72, avenue de la Liberte
  92000 Nanterre

  The date of receipt of the notice or communication shall be the date of receipt of the registered letter with return receipt requested.

3.2  RECITALS

  The Recitals are an integral part of this Agreement, with which they form a single and indivisible whole.

3.3  SEVERABILITY

  Should any court or authority of any branch declare any provision of this Agreement to be illegal, void, or unenforceable, such provision shall be ineffective before the said court of authority but shall not affect the remaining clauses [hereof] or the legality or enforceability [of this Agreement].




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



3.4  GOVERNING LAW - DISPUTES

  This Agreement shall be governed by and construed in accordance with French law.

  All disputes arising from the validity, interpretation, performance, and/or non-performance of this Agreement shall be submitted to the exclusive jurisdiction of the Paris Commericial Court.



Executed at Paris,

this 12th day of July, 1995,

in two counterparts.




     LDE                                                      Purchaser

____________________                                     ____________________








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